Exhibit (a)(5)(J)
Expedia, Inc. Announces Preliminary Results of Modified “Dutch Auction”
Tender Offer
BELLEVUE, Washington, August 9, 2007 — Expedia, Inc. (NASDAQ: EXPE) today announced the preliminary results of its modified “Dutch auction” tender offer for up to 25 million shares of its common stock, which expired at 5:00 p.m., New York City time, on August 8, 2007.
Based on a preliminary count by the depositary for the tender offer, a total of 62,170,148 shares of common stock were properly tendered and not withdrawn at prices within the stated range for the tender offer of $27.50 to $30.00 per share. Of the total shares of common stock tendered, based on the preliminary count, 30,105,267 shares were properly tendered and not withdrawn at prices at or below $29.00 per share, including 12,788,252 shares that were tendered through notice of guaranteed delivery.
Based on the preliminary results, Expedia expects to acquire 25 million properly tendered shares at a purchase price of $29.00 per share, for a total cost of approximately $725 million, excluding fees and expenses relating to the tender offer. These shares represent approximately 8.9% of the shares of common stock outstanding and approximately 8.2% of the total number of shares of common stock and Class B common stock outstanding as of August 3, 2007. In accordance with the terms of the tender offer, Expedia expects to purchase only a prorated portion of the shares properly tendered by each tendering stockholder at or below the final per share purchase price, other than odd lot tenders. Based on the preliminary count, the depositary has informed Expedia that the proration factor is approximately 83%.
The number of shares properly tendered and not withdrawn, the price per share and the proration factor are preliminary and are subject to verification by the depositary. The final number of shares purchased, the final price per share and the final proration factor will be announced as soon as practicable following completion of the verification process. Payment for the shares accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will occur promptly thereafter.
Expedia’s Board of Directors has previously authorized the repurchase of up to an additional 20 million shares of common stock. Whether or not Expedia may make such repurchases or any additional repurchases will depend on many factors, including Expedia’s business and financial performance, market conditions, including the trading price of Expedia’s shares, availability of financing on acceptable terms and such other factors as Expedia may consider relevant. Rule 13e-4 under the Securities Exchange Act of 1934, as amended, prohibits Expedia and its affiliates from purchasing shares of common stock, other than in the tender offer, until the expiration of ten business days following the expiration of the tender offer.
The information agent for the tender offer is MacKenzie Partners, Inc. and the depositary for the tender offer is The Bank of New York. For questions and information, please call the information agent toll-free in the United States and Canada at 1-800-322-2885, and in all other countries at +1-212-929-5500.
About Expedia
Expedia, Inc. is the world’s leading online travel company, empowering business and leisure travelers with the tools and information they need to easily research, plan, book, and experience travel. Expedia, Inc. also provides wholesale travel to offline retail travel agents. Expedia, Inc.’s portfolio of brands includes: Expedia.com®, hotels.com®, Hotwire®, Expedia® Corporate Travel, TripAdvisor® and Classic Vacations®. Expedia, Inc.’s companies also operate internationally with sites in Australia, Canada, Denmark, France, Germany, Italy, Japan, the Netherlands, Norway, Spain, Sweden, the United Kingdom, and China, through its investment in eLong™. For more information, visit http://www.expediainc.com/ (NASDAQ: EXPE).
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the results of the tender offer. These statements are not guarantees of future results. Additional cautionary statements regarding risk factors that could have an effect on the future performance of Expedia, Inc. are contained in its filings with the SEC, including its Annual Report on Form 10-K. Expedia, Inc. undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Contact:
MacKenzie Partners, Inc.
United States and Canada: 1-800-322-2885
All other countries: +1-212-929-5500
Expedia and Expedia.com are either registered trademarks or trademarks of Expedia, Inc. in the U.S. and/or other countries. Other logos or product and company names mentioned herein may be the property of their respective owners.
Contacts

Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com
© 2007 Expedia, Inc. All rights reserved. CST 2029030-40.